AmREIT, Inc. Announces Third Quarter Dividend - 32% Increase over Prior Quarter


HOUSTON, TX (September 9, 2002) - AmREIT, Inc. (AMEX:AMY), a Texas based real estate investment trust ("REIT"), today announced that its board of directors declared a class A common stock dividend for the third quarter of $0.095 per share, payable on September 30, 2002 to shareholders of record as of September 20, 2002.

The dividend represents an increase of 32% over the dividend paid the prior quarter, and represents an annualized dividend of $0.38 per share.

Beginning in October, the Company will pay monthly dividends, rather than quarterly, on its class A common stock.

"We have increased dividends for eleven consecutive quarters and anticipate paying a special dividend to our class A shareholders for the second consecutive year," said H. Kerr Taylor, President and CEO. "We are focused on growing our Company and our dividends. We are working on a number of real estate transactions, investment sponsorship programs and equity securities that should allow us to continue our strong growth into next year and beyond."

The Company expects to report Funds From Operations ("FFO") for the third quarter of $0.12 to $0.14 per share, or FFO of $0.14 to $0.16 per share on a fully diluted basis.

AmREIT is a real estate company dedicated to the ownership, development and acquisition of commercial real estate specializing in general retail, financial services and banking, medical and restaurant sectors, and the sponsorship of quality real estate investment opportunities through the broker-dealer financial services community. For more than 16-years, the Company has helped investors reach their financial goals through the ownership in real estate on lease to companies such as Goodyear Tire, Washington Mutual, IHOP, McDonalds, Memorial Herman Hospital, RadioShack, Sprint, Coldwell Banker, Jack in the Box, Guaranty Federal, Bennigan's, Chili's, Texas Children's Hospital, and Discount Tire.

For further information, contact Chad C. Braun, AmREIT, Inc., 8 Greenway Plaza, Suite 824, Houston, TX 77046, 713-850-1400, cbraun@amreitinc.com.

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which AmREIT operates, management's beliefs and assumptions made by management. Past performance is not indicative of future returns. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

                                                                 # # #